Exhibit 99.2


                FIRST ROBINSON BANCORP
                 300 WEST MAIN STREET
               ROBINSON, ILLINOIS 62454


                   August ___, 1995






Dear Shareholder:

     You are cordially invited to attend a Special
Meeting of Shareholders of First Robinson Bancorp
("Robinson"), to be held at 300 West Main Street,
Robinson, Illinois, on ______________, 1995, at _______
a.m., local time.

     The purpose of the meeting is to consider and vote upon adoption of an Amended Agreement of Merger and Plan of Reorganization and the related Merger Agreement under which Robinson will merge with a wholly-owned subsidiary of AMBANC Corp. ("AMBANC"). If the proposed merger is consummated, shares of Robinson Common Stock will be converted into shares of AMBANC Common Stock, all as described in the accompanying Prospectus/Proxy Statement.

     Your Board of Directors believes that the proposed merger is in the best interests of Robinson and its shareholders and has unanimously approved the proposed merger. Attached are a notice of the meeting and a Prospectus/Proxy Statement containing information about the proposed merger and AMBANC. Whether you plan to attend the meeting, please mark, sign, date, and promptly return the enclosed proxy card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
ADOPTION OF THE PROPOSED MERGER.

                                   Very truly yours,



                                   DAVID L. MUSGRAVE
                                   President

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